The Royce Fund

745 Fifth Avenue New York, NY 10151 (212) 508-4500 (800) 221-4268

April 23, 2009

Mr. Charles M. Royce
President
Royce Family Investments, LLC
8 Sound Shore Drive, Suite 140
Greenwich, CT 06830

Dear Mr. Royce:

        The Royce Fund (the "Trust") hereby accepts your offer to purchase 100 shares of beneficial interest of Royce Partners Fund, a series of the Trust, at $10.00 per share, for an aggregate purchase price of $1,000.00, subject to the understanding that it has no present intention of redeeming or selling the shares so acquired.

Sincerely,
THE ROYCE FUND

/s/ Charles M. Royce
By: Charles M. Royce President

Agreed:

        I, Charles M. Royce, on behalf of Royce Family Investments, LLC, hereby agree to purchase the shares of beneficial interest covered under the above letter agreement. I acknowledge that Royce Family Investments, LLC, has no present intention of redeeming or selling any of the 100 shares of Royce Partners Fund covered by such letter agreement.

/s/ Charles M. Royce
Charles M. Royce Managing Member Royce Family Investments, LLC